UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2020 (February 19, 2020)

CurAegis Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Linden Oaks Rochester New York		14625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2020, the CurAegis Board elected Walter A. L. Johnson PhD and Aaron C. Newman to the Company's Board of Directors. The addition of Dr. Johnson and Mr. Newman to the board reflects the re-alignment of the business objectives primarily to the Fatigue Management and SaaS (software as a service) product direction. In accordance with the Company’s policy and strategy for recruiting and retaining outstanding individuals in the service of the Company and aligning their interests with the interests of the Company’s shareholders, the Company granted 200,000 non-qualified stock options to each of Dr. Johnson and Mr. Newman. These option grants will vest as follows: 25% upon election to the Board and three subsequent 25% increments on each anniversary of grant. The options have a 10-year term and an exercise price of $0.09 per share. There were no arrangements or understandings pursuant to which Dr. Johnson or Mr. Newman were elected as directors, and there are no related party transactions between the Company and either Dr. Johnson or Mr. Newman reportable under Item 404(a) of Regulation S-K.

Walter A. L. Johnson is the Executive Director of the Rochester Data Science Consortium and the New York State Center of Excellence for Data Science. Dr. Johnson was Vice President of the Palo Alto Research Center (Xerox PARC), managing their Intelligent Systems Laboratory in Palo Alto until 2014 at which time he moved to Rochester to integrate Xerox’s Webster Research Center into PARC.  Previously, Dr. Johnson served as Senior Vice President of Operations at SkyGrid, Inc., a real-time financial news analytics startup, as well as the Vice President of Strategy and Business Development at Uppercase, Inc., a tablet PC startup acquired by Microsoft in a $45M transaction. He is a former scientist in PARC’s groundbreaking Human-Computer Interaction group, where he specialized in intelligent interfaces for mobile and ubiquitous computing applications.

Dr. Johnson’s work on an embedded document application environment for multifunction devices led to the creation of a special enterprise-level division of Xerox, for which he received the Xerox President’s Award and the PARC Excellence in Science and Technology award. He also served as the Vice President of Strategic Operations at 12 Entrepreneuring, a business incubator in San Francisco. He holds 15 United States patents. Dr. Johnson obtained his Ph.D. in Cognitive Psychology from the University of Pittsburgh, and B.A. and M.A. in Cognitive Psychology at the University of Arizona.

Aaron Newman is an entrepreneur having founded five successful startups: BlocWatch, CloudCheckr, Techrigy, DbSecure, and Application Security, Inc. Mr. Newman is currently a director of CloudCheckr. Mr. Newman authored the books Enterprise 2.0, published by McGraw-Hill, and the Oracle Security Handbook, published by Oracle Press. He is an acclaimed international speaker on technology topics and has been awarded multiple patents in database security and social media.

Prior to founding DbSecure, Mr. Newman held technology positions at Price Waterhouse, Bankers Trust, and as an independent IT consultant. Mr. Newman proudly served in the U.S. Army during the First Gulf War. Aaron currently serves as a Trustee of the Strong National Museum of Play, Nazareth College, MCC Foundation, Greater Rochester Chamber of Commerce, and the Rochester Police Foundation.

Also on February 19, 2020, John Heinricy and Thomas Labus communicated their individual decisions to retire from the board of directors the Company and all committees on which they served. Mr. Heinricy was elected to the Board in 2010 and Mr. Labus in 2012. Each of these directors brought significant and unique expertise in the area of mechanical engineering and contributed notably to the design, functionality and development of Aegis hydraulic technologies. The Company is grateful for the guidance each shared with the Aegis team relating to significant technology advances in the design of the Company’s hydraulic pump technologies. The Board accepted the resignations of Mr. Heinricy and Mr. Labus upon their retirement on February 19, 2020, and in recognition of the service of Mr. Heinricy and Mr. Labus to the Company, 268,750 and 268,750 vested options to purchase shares of the Company's common stock previously awarded to Mr. Heinricy and Mr. Labus, respectively, shall remain exercisable for the remainder of the applicable option terms, which amounts are equal to the number of shares that would have been exercisable for the remainder of their terms had Mr. Heinricy's and Mr. Labus's service continued through the three-year anniversary of the grant dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CurAegis Technologies, Inc.

February 25, 2020	By:	/s/ Kathleen A. Browne
Kathleen A. Browne
Chief Financial Officer